UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 21, 2020

Cleveland BioLabs, Inc. (Exact Name of Registrant as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
73 High Street Buffalo, NY 14203
(Address of Principal Executive Offices and zip code)

(716) 849-6810
(Registrant's Telephone Number, Including Area Code)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005	CBLI	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 21, 2020, Cleveland BioLabs, Inc. (the “Company”) received a letter from The Nasdaq Stock Market informing the Company that the Company had regained compliance with Nasdaq Listing Rule 5550(b), which requires that the Company maintain a minimum stockholders’ equity of at least $2.5 million (the “Rule”). As a result, the Nasdaq Hearings Panel (the “Panel”) determined to continue the listing of the Company’s securities on The Nasdaq Stock Market. However, due to the marginal nature of compliance in the projections provided to the Panel and the staff of the Nasdaq Stock Market (the “Staff”) on August 17, 2020, the Staff has recommended, and the Panel has determined to impose, a Panel Monitor until February 10, 2021. The Company is under certain notification obligations during this time period, including the obligation to notify the Panel Monitor if it fails to comply with the Rule or any other applicable listing requirement. Additionally, if at any time during this time period the Company fails to satisfy any continued listing standard, the Panel will promptly conduct a hearing with respect to the deficiency, and the Company’s securities may be immediately delisted from The Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland BioLabs, Inc.

Date: August 24, 2020	By: /s/ Christopher Zosh
Name: Christopher Zosh
Title: Vice President of Finance